AMENDMENT ONE
TO
FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

As of September 28, 2015

This Amendment One (“Amendment”) hereby amends that certain Fifth Amended and Restated Employment Agreement dated as of October 22, 2013, between Robert Mehrabian and Teledyne Technologies Incorporated (the “Employment Agreement”) as follows:

1.	The “Term” of the Employment Agreement shall be effective as of the date first above written and shall continue in effect through December 31, 2019.

2.
Since January 1, 2015, the term “Base Salary” for the purpose of the Employment Agreement has been $955,000 (Nine Hundred and Fifty Five Thousand Dollars). The Executive’s Base Salary may be increased from time to time in the future as approved by the Personnel and Compensation Committee of the Board of Directors.

3.	Executive’s address for the purpose of notices under Section 8 of the Employment Agreement shall be 578 W. Potrero Road, Thousand Oaks, CA 91361.

Capitalized terms used in this Amendment without definition have the meanings given to such terms in the Employment Agreement.

Except as expressly amended hereby, the Employment Agreement remains in full force and effect.

Witness the due execution hereof, intending to be legally bound, as of the date first above written.

Executive	Teledyne Technologies Incorporated

/s/ Robert Mehrabian	By: /s/ Charles Crocker
Robert Mehrabian	Charles Crocker
Chair, Personnel and Compensation Committee